Exhibit 10.30

EMPLOYMENT AGREEMENT

This Agreement shall be effective as of April 1, 2005 (The “Effective date”) by and between Daisy S. Chin-Lor (the “Executive”) and Mayor’s Jewelers, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Executive declares not being prevented from working as such in the United States and Canada;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements, the parties agree as follows:

Position,	Responsibilities and Term of Agreement

1.1 Employment and Duties. Subject to the terms and conditions of this Agreement, the Company employs the Executive to serve as the Senior Vice President and Chief Marketing Officer reporting to the President and CEO and the Executive accepts such employment and agrees to perform in a diligent, careful and proper manner such reasonable responsibilities and duties commensurate with such position as may be assigned to the Executive. The title and responsibilities and duties may be changed from time to time so long as it is consistent with her skills and expertise and the Executive continues to be a member of the Senior Management team. Executive agrees to devote substantially all business time and efforts to and give undivided loyalty to the Company.

1.2 Place of work: The Executive shall reside in South Florida and provide her services to the Company primarily in Florida and Canada on a full time and exclusive basis. Travel to Canada will be required approximately 40% of the time.

1.3 Effective Date. Subject to the provisions of this Agreement, this Agreement shall start as of April 1, 2005 (“Effective Date”) and shall continue (the “Term”) unless otherwise terminated as provided for in this Agreement.

2. Compensation

2.1 Base Salary. During the term of this Agreement, the Company shall pay the Executive an annual gross base salary of $250,000 less all applicable deductions, taxes, and withholdings, payable in the manner dictated by the Company’s standard payroll policies. The Executive shall be eligible to receive annual base salary increases as consistent with other members of the Senior Management team determined at the Company’s discretion based upon the Executive’s performance and the Company’s performance.

2.2 Incentive Compensation

“Fiscal Year” in this Agreement shall mean such period of approximately 12 months defined as such from time to time by the Company’s Board of Directors. The first Fiscal Year is from March 27, 2005, to March 25, 2006.

a) Annual Cash Bonus. For each Fiscal Year of the Company through which the Executive remains an active employee of the Company, the Executive will have the opportunity to earn a bonus based on achievement of a targeted level of performance, as reflected in the annual bonus letter and based on performance criteria set by the Company. For the Fiscal Year ending March 25, 2006, and each Fiscal Year thereafter, the target bonus is 35 % of the Base Salary. The minimum bonus pay out for any Fiscal Year is $0 and the maximum bonus pay out for any Fiscal Year is the maximum allowed under the then current Management Bonus Plan. For the Fiscal Year ending March 25, 2006, the Executive will be guaranteed a portion of her annual cash bonus in the amount of $25,000 provided that the Executive remains an active employee through June 30th 2006.

b) Long-term Incentive Awards. For each Fiscal Year of the Company through which the Executive remains an active employee of the Company, the Executive may be considered for a long-term incentive award of Mayor’s units subject to the approval of the Board of Directors and subject to any specific conditions as may be stated by the Board of Directors and-or the Long-Term Incentive Plan. This award, if granted, will vest over a multi-year period as may be approved by the Board of Directors or stated in the Long-Term Incentive Plan. For the Fiscal Year ending March 25, 2006 the Executive will be granted the equivalent of 50,000 Mayors units (whether stock options, SAR’s, phantom stock, etc,) with a 3 year vesting period. The pricing of these units will be subject to the earlier of the following two events: approval by the Board of Directors or as soon as possible once The Board of Directors can approve such grant once the financial reorganization of Birks and Mayors is completed and the Company is authorized to grant Long Term Equity.

2.3 Participation in Benefit Plans and Associate Discount Policy. If acceptable by the Company’s group insurers, the Company will provide the Executive with the group insurance coverages, currently including life, dental and medical insurance benefits, the cost of which shall be borne by the Company according to the prevailing policies applicable to other Senior Management members. The Executive will also be provided an additional annual benefit payment in the amount of $15,000, paid on a quarterly basis. In addition, the Executive will be entitled to participate in the Company’s Associate Discount Policy. The Company may, at its discretion, modify said policies from time to time. Nothing paid to the Executive under any plan, policies or arrangement presently in effect or made available in the future shall be deemed to be in lieu of other compensation to the Executive hereunder as described in this Section 3.

2.4 Vacation Days. The Executive shall be entitled to twenty days of vacation for each Fiscal Year consistent with the Company’s vacation policy for Senior Management officers. The vacation days are earned for a given Fiscal Year during that same Fiscal Year; as a result, for any portion of a Fiscal Year worked, the vacation shall be prorated on the basis of the number of days worked during the Fiscal Year. Unused vacation days may not be carried over from year to year.

2.5 Expenses. During the term of employment hereunder, the Executive shall be entitled, without duplication, to receive reimbursement for all reasonable and approved business expenses incurred by the Executive in accordance with the policies and procedures established by the Company. In addition but without duplication, the Executive shall receive the following allowances:

a) Car Allowance: The Executive shall be entitled to a car allowance gross all-inclusive lump sum amount equal to $800 per month in accordance with the car allowance policy applicable to other members of Senior Management as may be amended from time to time. Any other automobile costs or expenses including, without limitation, maintenance, insurance, repairs, lease or financing costs, and mileage, are the sole responsibility of the Executive.

b) Living Allowance: The Executive shall be entitled to a living allowance gross all-inclusive sum equal to $3,000 per month.

c) Relocation Allowance: The Executive will be provided a one-time relocation allowance for her move to Florida as follows; Mayors will select a moving company, based upon submitted proposals, for handling the relocation of all household goods and Mayors will pay the moving company directly. The Company will also pay the Executive a maximum of $10,000 for the purchase of household related items as such as blinds, carpets, etc. (gross all-inclusive), a maximum of $11,000 for costs related to the closing costs for the purchase of her Florida residence excluding points paid for financing. The closing costs paid by the Executive will be grossed-up for tax purposes for the items that are not tax deductible.

d) Legal Allowance: The Executive will be provided a one-time allowance of up to $1,000 for the legal costs related to the review of this employment agreement.

e) During the transition period to South Florida until the Executive completes the sale of her property and relocation to Florida, for a period of up to six (6) months following the start date of employment and if longer to a period agreed by the President & CEO, the commuting expenses between New York and Florida and/or Canada will be reimbursed by the Company in accordance with the travel policies and procedures of the Company. During the transition period, the Executive agrees to make their best effort to make all the necessary steps to complete the relocation to Florida. .

It is understood that to the extent these provisions generate taxable benefit for income tax purposes, these taxes will be the sole responsibility of the Executive.

3. Termination

3.1 Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

a) “Cause” shall mean: (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties for the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness, or any such actual or anticipated failure after the Executive announces her intention to resign for Good Reason), (ii) the willful engaging by the Executive in misconduct which is financially injurious to the Company, or (iii) the Executive’s conviction or a pleading of guilty or nolo contendre with respect to the commission of a felony or a crime involving bad faith or dishonesty; (iv) the Executive’s insubordination as determined by the superior and an appropriate third party.; (v) any breach by the Executive of any material term of this Agreement or any other written agreement between the Executive and the Company; or (vi) the Executive’s material violation of any of the Company’s policies. No act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

c) “Disability” shall mean the Executive’s inability to perform the Executive’s duties by reason of mental or physical disability for at least ninety (90) days in any three-hundred sixty-five (365) day period. In the event of a dispute as to whether the Executive is disabled within the meaning hereof, either party may from time to time request a medical examination of the Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether the Executive has become disabled and the date when such disability arose. The cost of any such medical examination shall be borne by the Company.

d) “Good Reason” shall mean (i) the Executive ceases to be a member of the Senior Management of the Company, or (ii) the Company materially breaches any material provision of this Agreement. In the event of a resignation for Good Reason, Executive must provide the Company with a written “Notice of Resignation for Good Reason.” The “Notice of Resignation for Good Reason” shall include the specific section of this Agreement which was relied upon and the reason that the Company’s act or failure to act has given rise to the Executive’s resignation for Good Reason.

3.2 Termination Without Cause or Resignation with Good Reason.

a) Executive may terminate this Agreement by giving the Company written notice of such termination in accordance with Section 6.2 at least 90 days prior to the termination date, unless a shorter period is agreed upon between the parties.

b) In the event at any time of (i) the termination of the employment of the Executive without Cause (for any reason other than by Death or Disability) or (ii) the resignation of the Executive from the Company within 30 days of an event constituting Good Reason, the Company shall pay or provide to the Executive only the following:

(i) Any earned and accrued but unpaid installment of base salary through the date of the Executive’s resignation or termination at the rate in effect immediately prior to such resignation or termination (or the rate in effect immediately prior to the occurrence of an event that constitutes Good Reason, whichever is greater) and all other unpaid amounts to which the Executive is entitled as of such date under any compensation plan or program of the Company (including payment for any vacation time not taken during the year in which termination occurs and the living allowance as provided in section 2.5 b) for the period through the date of the Executive’s resignation or termination, such payments to be made in a lump sum within 15 days following the date of resignation or termination; and

(ii) The amount the Executive would have been entitled to pursuant to Section 2.2(a), had Executive remained employed through the end of the Fiscal Year in which termination occurs, multiplied by a fraction, the numerator of which is the number of days from the beginning of such Fiscal Year to the date of termination, and the denominator of which is 365, such amount to be paid no later than the time annual bonuses are paid to other executives of the Company; and

(iii) In lieu of any further salary payments to the Executive for periods subsequent to her date of resignation or termination, the Executive will receive six (6) months of salary continuation at the same rate of base salary and the living allowance as provided for in section 2.5 b) in effect immediately prior to the Executive’s resignation or termination (or the base salary in effect immediately prior to the occurrence of an event that constitutes Good Reason, whichever is greater). The Company will make the salary continuation payments, less applicable taxes and other withholding, on the Company’s regular payroll dates. In the event the Company terminates the Executive without cause, the Company may at its sole discretion, require the Executive to continue providing services for a three (3) month working notice period while said salary continuation payments are being made; and

(iv) The company shall maintain in full force and effect for the period described in Section 3.2(b)(iii), following the date of the Executive’s resignation or termination, health and dental programs (not life or disability programs) in which the Executive was entitled to participate either immediately prior to the Executive’s resignation or termination or immediately prior to the occurrence of an event that constitutes Good Reason, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs. If applicable, to the extent Cobra is available, the Company’s obligations are satisfied by paying the Executive’s monthly premiums for the period described in Section 3.2(b)(iii) under Cobra, and then the Executive may continue the Cobra coverage at the Executive’s expense.

(v) As a condition to her entitlement to receive termination payments under subsections (ii) – (iv) of this Section, the Executive shall have executed and delivered to the Company a release substantially in the form attached hereto as Exhibit A.

c) Notwithstanding the foregoing, in the event the aggregate amount of all payments that the Executive would receive pursuant to Section 3.2(b) plus payment to be made to the Executive outside this Agreement would result in an excess “parachute payment” (as defined in Section 280G(b)(2) of the Code) but for this Section 3.2(b), as determined in good faith by the Company, the aggregate amount of the payments required to be paid to the Executive pursuant to this Section 3.2(b) shall be reduced to the largest amount that would result in no portion of any payment to the Executive being subject to the excise tax imposed by Section 4999 of the Code.

For greater clarity, no other payment whatsoever shall be due by the Company to the Executive.

3.3 Termination for Cause, Disability, Death or Resignation without Good Reason. In the event of the Executive’s termination of employment for Cause, Death or Disability or his resignation without Good Reason, only the amounts set forth in clause (i) of Section 3.2(b) shall be payable to the Executive, provided that in the event of Death, the amount set forth in clause (ii) of Section 3.2(b) shall be payable as well.

3.4 Withholding. The Company shall have the right to deduct from any amounts payable under this Agreement an amount necessary to satisfy its obligation, under applicable laws, to withhold income or other taxes of the Executive attributable to payments made hereunder.

4.	Non-Competition/Confidentiality

4.1 The Executive agrees that during the Executive’s employment with the Company, and for a six-month period thereafter, the Executive will not, directly or indirectly, do or suffer any of the following:

a) Own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated (collectively, “Employed”) as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which is engaged in any manner in, or otherwise competes with, the business of the Company or any of its affiliates (as conducted on the date the Executive ceases to be employed by the Company in any capacity, including as a consultant) (a “Prohibited

Business”) in the United States of America or any of the foreign countries in which the Company or any of its affiliates is doing business (a “Competing Business”) for so long as this Section 4.1(a) shall remain in effect, nor solicit any person or business that was at the time of the Executive’s termination of employment, or within one year prior thereto, a customer or supplier of the Company or any of its affiliates; provided, however, that, notwithstanding the foregoing, the Executive shall not be deemed to be Employed by a Competing Business if the Board or a committee of the Board determines that the Executive has established by clear and convincing evidence all of the following: (A) such entity (including its affiliates in aggregate) does not derive Material Revenues (as defined below) from the aggregate of all Prohibited Businesses, (B) such entity (including its affiliates in aggregate) is not a Competitor (as defined below) of the Company and its affiliates and (C) Executive has no direct responsibility for or otherwise with respect to any Prohibited Business; for purposes of this clause (a), “Material Revenues” shall mean that 5% or more of the revenues of the entity (including its affiliates in aggregate) are derived from the aggregate of all Prohibited Businesses; an entity shall be deemed a “Competitor” of the Company and its affiliates if the combined gross receipts of the entity (including its affiliates in aggregate) from any Prohibited Business is more than 25% of the gross receipts of the Company and its affiliates in such Prohibited Business; and an “affiliate” of an entity is any entity controlled by, controlling or under common control with the entity;

b) Employ, assist in employing, or otherwise associate in business with any present executive, officer, employee or agent of the Company or its affiliates;

c) Induce any person who is an executive, officer, employee or agent of the Company, or any member of the Company or its affiliates, to terminate their relationship with the Company or any of its affiliates; and

d) Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, or any member of the Company or its affiliates, the customer lists, manufacturing and marketing methods, product research or engineering data, vendors, contractors, financial information, business plans and methods or other confidential business information or trade secrets of the Company, or any member of the Company or its affiliates, it being acknowledged by the Executive that all such information regarding the business of the Company or its affiliates compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company’s exclusive property (it being understood, however, that the information publicly disclosed by the Company shall not be subject to this Section 4.1(d), provided that such information may not be used in connection with any of the activities prohibited under clauses (a), (b) and (c) of this Section 4.1 for so long as such clauses remain in effect).

4.2 Upon the termination of the Executive’s employment with the Company, or at any time upon the request of the Company, the Executive (or the Executive’s heirs or personal representatives) shall deliver to the Company (a) all documents and materials (including, without limitation, computer files) containing confidential information relating to the business and affairs of the Company and its direct and indirect subsidiaries, and (b) all documents, materials and other property (including, without limitation, computer files) belonging to the Company or its direct or indirect subsidiaries, which in either case are in the possession or under the control of the Executive (or Executive’s heirs or personal representatives).

4.3 The Executive expressly agrees and understands that the remedy at law for any breach by the Executive of any of the provisions of this Section 4 will be inadequate and that damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of the Executive’s violation of any legally enforceable provision of this Section 4, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 4 shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Executive of any of the provisions of this Section 4, which may be pursued or availed of by the Company.

4.4 In the event the Executive shall violate any legally enforceable provision of this Section 4 as to which there is a specific time period during which he/she is prohibited form taking certain actions or from engaging in certain activities, as set forth in such provision, then, such violation shall toll the running of such time period from the date of such violation until such violation shall cease; provided, however, the Company shall seek appropriate remedies in a reasonably prompt manner after discovery of a violation by the Executive.

4.5 The Executive has carefully considered the nature and extent of the restrictions upon him/her and the rights and remedies conferred upon the Company under this Section 4, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, are designed to not stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.

4.6 If any decision maker determines that any of the covenants contained in this Section 4 (the “Restrictive Covenants”), or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

4.7 The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more or such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breach of scope or otherwise, it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants as to breaches of such Restrictive Covenants in such other respective jurisdiction, such Restrictive Covenants as they relate to each jurisdiction being, of this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

The term “affiliates” in this Section 4 when used in referencing affiliates of the Company includes, but is not limited to, Henry J. Birks & Sons, Inc.

5. Assignment. The rights and obligations of the parties under this Agreement shall not be assignable by either the Company or the Executive, provided that this Agreement is assignable by the Company to any affiliate of the Company, to any successor in interest to the business of any of the Company, or to a purchaser of all or substantially all of the assets of any of the Company.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida.

6.2 Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three days after being sent by United States certified mail, postage prepaid, with return receipt requested to, the parties at their respective addresses set forth below:

a)	To the Company:

Mayor’s Jewelers, Inc.

14051 Northwest 14th Street

Sunrise, Florida 33323

Attention: Senior Vice President & CAO

b)	To the Executive:

6.3 Severability. If any paragraph, subparagraph or provision hereof is found for any reason whatsoever to be invalid or inoperative, that paragraph, subparagraph or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of the Executive in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

6.4 Entire Agreement, Amendment and Waiver. This Agreement constitutes the entire agreement and supersedes all prior agreements of the parties hereto relating to the subject matter hereof, and there are no oral terms or representations made by either party other than those herein. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

6.5 Arbitration of disputes. Any controversy or claim arising out of or relating to this Agreement, or breach thereof (other than those arising under Section 4, to the extent necessary for the Company to avail itself of the rights and remedies provided under Section 4), or any controversy or claim arising out of the Executive’s employment with the Company, shall be submitted to arbitration in Broward County, Florida in accordance with the Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof, provided, however, that the parties agree that (i) the panel of arbitrators shall be prohibited from disregarding, adding to or modifying the terms of this Agreement; (ii) the panel of arbitrators shall be required to follow established principles of substantive law and the law governing burdens of proof; (iii) only legally protected rights may be enforced in arbitration; (iv) the chairperson of the arbitration panel shall be an attorney licensed to practice law in Florida who has experience in similar matters; and (v) any demand for arbitration made by either party must be filed and served, if at all, within 365 days of the occurrence of the act or omission complained of, except where the applicable statute of limitations exceeds this time period in which case the period provided under the statute of limitations will apply. The award rendered in any arbitration proceeding held under this Section shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof, provided that the judgment conforms to established principles of law and is supported by substantial record evidence.

6.6 Enforcement.

a) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s estate or beneficiary

b) In the event proceedings are initiated by either party to enforce the provisions of this Agreement, each party shall be responsible for paying its own costs, expenses and attorney’s fees related to or connected with the proceedings.

6.7 Survival of Rights and Obligations. All rights and obligations of the Executive or the Company arising during the term of this Agreement shall continue to have full force and effect after the date that this Agreement terminates or expires.

6.8 Counterparts. This Agreement may be executed in two counterparts, each of which is an original but which shall together constitute one and the same instrument.

6.9 Written Resignation. In the event this Agreement is terminated for any reason (except by death), the Executive agrees that if at the time Executive is a director or officer of the Company or any of its direct or indirect subsidiaries, Executive will immediately deliver a written resignation as such director or officer, such resignation to become effective immediately.

6.10 Executive’s Representations. The Executive represents and warrants to the Company that (i) the Executive is able to perform fully the Executive’s duties and responsibilities contemplated by this Agreement and (ii) there are no restrictions, covenants, agreements or limitations of any kind on his right or ability to enter into and fully perform the terms of this Agreement.

Execution

Upon execution below by both parties, this Agreement will enter into full force and effect as of April 1, 2005.

MAYOR’S JEWELERS, INC.

By:

EXECUTIVE

By:	/s/ Thomas A. Andruskevich

EXHIBIT A

RELEASE

Mayor’s Jewelers, Inc. (the “Company”) and Daisy S. Chin-Lor (the “Executive”) entered into an Employment Agreement (“Employment Agreement”) dated April 1, 2005. To satisfy the requirement of Section 3.2(b) of the Employment Agreement, Executive hereby grants Company the Release set forth below:

1. Release. The Executive, for herself, her heirs, and personal and legal representatives, except as provided in Section 2 hereof, does hereby irrevocably and unconditionally release, remise, and forever discharge Company and each of their respective officers, directors, and employees (the “Releasees”), however denominated, past, present, and future, and their predecessors, successors, and assigns, of and from any and all manner of actions, causes, matters, suits, dues, bonds, judgments, debts, accounts, covenants, agreements, claims, controversies, guarantees, warranties, damages, liabilities, or demands of any nature whatsoever in law or equity, whether or not now known to him that he ever had, now has, or hereafter can, shall, or may have, for, upon, or by reason of any matter, action, omission to act, transaction, practice, conduct, cause, or thing of any kind whatsoever from the beginning of the world to the date he executes this Release. Such release, remise, and discharge of the Releasees includes, without limitation, any and all claims under any and all federal and state statutes or common law and extends without limitation to any and all acts, practices, or conduct by the Releasees, or the effects thereof, whether or not Executive now has knowledge thereof, or if any such effects exist or may in the future exist as a result of any act, omission, practice, or conduct that occurred prior to the date he executes this Release. Except as provided in Section 2, this Release shall specifically include, but not be limited to, the following:

(a) any and all claims and matters of any kind which arise or might arise, or which otherwise relate to the Executive’s employment with the Company or any of the Company’s parent companies, subsidiaries, affiliates, or the Executive’s termination of employment;

(b) any and all claims for wages and benefits (including without limitation salary, stock, stock options, commissions, bonuses, severance pay, health and welfare benefits, vacation pay, and any other fringe-type benefit);

(c) any and all claims for wrongful discharge, breach of contract (whether written or oral, express or implied), and implied covenants of good faith and fair dealing;

(d) any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, in violation of any federal, state, or local statute, ordinance, judicial precedent, or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C.§2000 et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Older Workers Benefit Protection Act, the Rehabilitation Act of 1972, 29 U.S.C. §701 et seq., and the Americans with Disabilities Act, 42 U.S.C. §1201 et seq.;

(e) any and all claims under any federal or state statute relating to employee benefits;

(f) any and all claims in tort, including but not limited to any claims for fraud, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional infliction of emotional distress, and/or negligence;

(g) any and all claims for additional commissions, compensation, or damages of any kind; and

(h) any and all claims for attorneys’ fees and costs.

2. Limitation on Release. This Release shall have no applicability to payments under Section 3.2(b) of the Employment Agreement or benefits payable under the terms of any written “employee benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

3. Review and Revocation. The Executive acknowledges that he has had the opportunity to review the Employment Agreement and this Release and to consider their terms with his attorneys and advisors and that he understands their meaning and effect. The Executive hereby acknowledges that the execution of this Release is the Executive’s own free and voluntary act and that the only inducement for Executive’s granting this Release is the payment provided for in Section 3.2(b) of the Employment Agreement. Executive has twenty-one (21) days from the date of distribution of this Release to him to review it and seven (7) days after the execution date of this Release to revoke it. This Release shall not be effective unless and until Executive executes it and the seven-day period has expired.

MAYOR’S JEWELERS, INC.

By:	/s/ Thomas A. Andruskevich
Date
Its:	Chairman of the Board, President and Chief
Executive Officer

Witness		Date

UNDERSTOOD AND AGREED:

/s/ Daisy Chin-Lor
Daisy Chin-Lor		Date

Witness		Date